Exhibit 15.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Jiayin Group Inc. on Form F-3 (FILE NO. 333-279990) and Form S-8 (FILE NO. 333-233615) of our report dated April 28, 2023, with respect to our audit of the consolidated financial statements of Jiayin Group Inc. for the year ended December 31, 2022 appearing in the Annual Report on Form 20-F of Jiayin Group Inc. for the year ended December 31, 2024.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, New York

April 28, 2025

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com